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                                                                    EXHIBIT 10.8
                              EMPLOYMENT AGREEMENT


        This Employment Agreement (this "Agreement") is made and entered into as of the 8th day of October, 1996, by and between Phillip Markert (the "Employee") and American-European Corporation, a Georgia corporation (the "Company").

                              W I T N E S S E T H:

        WHEREAS, the Company operates a multi-branch educational institution doing business as the "American College"; and

        WHEREAS, Employee is currently an employee of the Company, and desires to enter into this written agreement to memorialize the terms and conditions of his continued employment by the Company, and the Company desires to continue to employ Employee, all in accordance with the terms and conditions hereinafter set forth;

        NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

        1.      Employment and Duties.

                (a) Subject to the terms and conditions set forth in this Agreement, the Company shall employ Employee, and Employee shall serve the Company, as President, or such additional or alternative executive positions as may be assigned to the Employee from time to time by the chief executive officer ("CEO") or board of directors of the Company (the "Board").

                (b) At all times during the term hereof, Employee shall, for the benefit of the Company, use his best efforts to apply his skills, knowledge and specialized training to perform the duties and exercise the powers, functions and discretions incident to his then current executive position with the Company or which from time to time, consistent with such position may be assigned to or vested in him by the CEO or the Board, in an efficient and competent manner and on such terms and subject to such restrictions as the CEO or Board may from time to time impose. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not assign to the Employee any alternative executive position or additional or alternative duties that are promptly and reasonably objected to by the Employee on the basis of the Employee being unqualified to perform the same due to lack of experience or training.

                (c) At all times during the term hereof, Employee shall during working hours, devote the whole of his time, attention and ability to his duties hereunder at such of the Company's locations in the metropolitan Atlanta, Georgia area as the Company may require from time to time. In connection with the performance of his duties hereunder, the Employee may also be required to undertake such reasonable business travel as the Company may require from time to time.

                (d) At all times during the term hereof, Employee shall comply with all reasonable requests, instructions and regulations made by the CEO or Board and give to Company such explanations, information and assistance as the CEO or Board may reasonably require.

                (e) At all times during the term hereof, Employee shall faithfully serve the Company to the best of his ability and use his best efforts to promote the interests of the Company.

                (f) At all times during the term hereof, Employee agrees to be a full-time employee of the Company and to devote his full and exclusive time, energy and skill to the business of the Company, and to the

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fulfillment of Employee's obligation under this Agreement. In addition to the foregoing and not in limitation thereof, during the term hereof, Employee shall not carry on, engage in, or otherwise be interested in, directly or indirectly, any other business or activity that is competitive with the activities and business of the Company, that is of a nature similar to the Company's business, that would result in a conflict of interest with the Company's business, or that would materially affect Employee's ability to perform his duties as set forth in this Agreement.

        2.      Term.

                The term of this Agreement shall begin as of the date hereof, and shall, unless earlier terminated as set forth herein, end on the fifth (5th) anniversary thereof.

        3.      Compensation.

                (a) Subject to the terms of this Agreement, in consideration of Employee's services, the Company shall pay Employee so long as he shall be employed under this Agreement a base salary of Two Hundred Thousand Dollars ($200,000) per annum. It being agreed, however, that Employee's salary shall be subject to all withholdings pursuant to applicable law or regulation. Employee's base salary shall be payable to Employee on the regularly reoccurring pay period established by the Company, but in no event in less than monthly installments.

                (b) Employee hereby acknowledges that, from time to time, Employee may be required to work beyond standard working hours in order to perform his duties hereunder. Employee shall not be entitled to compensation for overtime or extra hours worked in performance of his duties hereunder except as required by law.

                (c) In addition to the compensation described in this Agreement, Employee shall be entitled to reimbursement by the Company for all actual, reasonable and direct expenses incurred by him in the performance of his duties hereunder, provided such expenses were incurred in accordance with the policies and procedures established by the Company from time to time. Employee shall provide the Company with written documentation of such expenses in form complying with the records required by the Company in such cases, and reimbursement for each item of approved expense shall be made within a reasonable time after receipt by Company of the written documentation thereof.

        4.      Employment Benefits.

                (a) Employee shall have the right to participate in any and all employee benefit programs established or maintained by the Company from time to time, in accordance with the terms and conditions of such employee benefit programs, including, without limitation, such retirement plans and medical or dental plans, or other fringe benefit plans (such as a Section 125 cafeteria plan) as may be established from time to time by the Company. To the extent Employee participates in such programs, Employee shall be subject to the terms and conditions set forth therein. The Company reserves the right, in its sole discretion, to alter, amend or discontinue any of such employee benefit programs at any time.

                (b) Employee acknowledges that the Company may promulgate employee handbooks, policies and procedures from time to time and Employee agrees to adhere to the terms of any handbook, policy or procedures which the Company may promulgate. The Company reserves the right, in its sole discretion, to alter, amend or terminate any handbook, policy or procedure.

        5.      Illness, Incapacity or Death During Employment.

                (a) Subject to Section 5(b) hereof, the employment of Employee under this Agreement may be terminated immediately by the Company in the event of Employee's Disability upon notice of termination served in accordance with
Section 24 hereof, such Disability being specified in the notice. The term "Disability" as used in this Agreement means the inability of Employee to perform his duties under this Agreement in a manner

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consistent with what is normally required of an employee holding a similar position in similarly situated companies as a result of Employee suffering from an illness or physical or mental impairment.

                (b) In the event that the Company delivers to Employee a notice of termination for Disability, which Disability the Company believes in good faith will continue beyond the next following three (3) months, such notice will be effective on the fifteenth (15th) day following delivery thereof unless prior to the end of such fifteen (15) day period Employee delivers to the Company a written opinion of a competent medical doctor that such inability is not expected to continue for the three-month period following delivery of such notice. If such opinion is delivered, then the Company may obtain a second medical opinion (and Employee shall submit to a medical examination in connection therewith upon request of the Company). If such second medical opinion states that such inability is expected to so continue, then within fifteen (15) days following delivery of such second medical opinion, the medical doctors chosen by Employee and by the Company shall choose a third medical doctor who shall deliver to the Company a written opinion as to whether such inability is expected to so continue, which opinion shall be final and conclusive, and shall be effective on the fifteenth (15th) day following delivery thereof.

                (c) In the event of Employee's death, all obligations of the Company under this Agreement shall terminate other than Employee's rights with respect to the payment of that portion of the base salary earned by Employee to the date of death, plus reimbursement of all business expenses that were reasonably incurred by Employee pursuant to the provisions of Section 3(c) above in performing his responsibilities and duties for the Company prior to and including such date.

        6.      Termination of Employment.

                (a) If during the term of this Agreement Company terminates Employee's employment hereunder With Cause (as hereinafter defined) or pursuant to Section 5, all obligations of Company to provide compensation and benefits under this Agreement shall cease, and Employee shall have no claim against the Company for damages or otherwise by reason of such termination. Company's election to terminate Employee's employment With Cause shall be without prejudice to any remedy the Company may have against Employee for the breach or non-performance of any of the provisions of this Agreement.

                (b) If during the term of this Agreement Company terminates Employee's employment hereunder Without Cause (as hereinafter defined), then Employee will be entitled to continue to receive Employee's base salary for twenty-four (24) months after the date of termination; provided, however, that post-employment compensation shall cease to accrue and Employee shall have no further entitlement to the same from and after the earlier of (i) the Employee's death, or (ii) the date Employee breaches any of the post-employment covenants set forth in this Agreement.

                (c) "With Cause" means the termination of employment resulting from:

                (i) any act or omission which constitutes a material breach by Employee of his obligations under this Agreement, which act or omission, if subject to cure, shall not be cured within five (5) days after notice thereof is provided by Company to Employee;

                (ii) the commission by Employee of a felony or any crime involving moral turpitude, fraud or dishonesty;

                (iii) the perpetration by Employee of any material act of dishonesty relating to the Company or the Company's employees;

                (iv) the use of illegal drugs by the Employee after the date hereof, or drunkenness or substance abuse by the Employee which results in the Employee being unable to perform his duties hereunder

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                in a manner consistent with the efficient and competent manner in which the parties hereto contemplate that such duties will be performed;

                (v) gross negligence on the part of Employee in the performance of his duties hereunder; or

                (vi) the issuance of a final consent decree, cease and desist or similar order against Employee by a regulatory agency relating to violations or alleged violations of any federal or state law or regulation governing the conduct of the business of the Company.

                (d) "Without Cause" means the termination of employment resulting from any reason other than those enumerated in subsection (c) above or
Section 5 of this Agreement.

        7.      Employee's Obligations upon Termination of Employment.

                Upon the termination of his employment hereunder for whatever reason Employee shall:

                (a) Forthwith tender his resignation from any directorship or office he may hold in the Company or its subsidiaries or affiliates; and

                (b) Not represent himself still to be connected with the Company or its subsidiaries or affiliates.

        8.      Effect of Termination.

                The provisions of this Agreement shall survive the termination of this Agreement and the termination of Employee's employment with the Company to the extent required to give full effect to the covenants and agreements contained herein.

        9.      Confidentiality.

                (a) Employee agrees that, both during the term of his employment and after the termination of his employment for any reason, Employee will hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, except as authorized by the Company in connection with the performance of Employee's duties, any Confidential Information, as defined hereinafter, that Employee may have or acquire (whether or not developed or compiled by Employee and whether or not Employee has been authorized to have access to such Confidential Information) during the term of this Agreement. The term "Confidential Infor mation" as used in this Agreement shall mean and include any information, data and know-how relating to the business of the Company that is disclosed to Employee by the Company or known by him as a result of his relationship with the Company and not generally within the public domain (whether constituting a trade secret or not), including without limitation, the following information:

                (i) financial information, such as Company's earnings, assets, debts, prices, fee structure, volumes of purchases or sales or other financial data, whether relating to Company generally, or to particular products, services, geographic areas, or time periods;

                (ii) supply and service information, such as information concerning the goods and services utilized or purchased by the Company, the names or addresses of suppliers, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to Company the details of which are not generally known;


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                (iii) marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of Company, marketing forecasts or results of marketing efforts or information about impending transactions;

                (iv) intellectual property information, such as formulas, design details or parameters, software source code, proprietary programs, devises, techniques and processes, ongoing or planned activities in intellectual property development, ongoing or planned joint venture activities, and licensing terms or conditions;

                (v) personnel information, such as employees' personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information;

                (vi) customer information, such as any compilation of past, existing or prospective customers, customer proposals or agreements between customers and Company, status of customer accounts or credit, or related information about actual or prospective customers; and

                (vii) information with respect to any customer affairs that the Company agreed to treat as confidential.

The term "Confidential Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or the client to which such information pertains.

                (b) The covenant contained in this Section 9 shall survive the termination of Employee's employment with the Company for any reason for a period of two (2) years; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, Employee's obligations of confidentiality and non-disclosure as set forth in this Section 9 shall continue to survive after said two (2) year period to the greatest extent permitted by applicable law. These rights of the Company are in addition to those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

        10.     Non-Competition.

                (a) Employee expressly covenants and agrees that during the term of his employment hereunder and after termination of his employment for any reason, he will not, directly or indirectly, seek, obtain or accept a "Competitive Position" in the "Restricted Territory" with a "Competitor" of the Company (as such terms are hereafter defined). For purposes of this Agreement, a "Competitor" of the Company means any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged in a business that is substantially similar to or competitive with the Company's business of owning and operating accredited, residential, post-secondary degree-granting institutions in the following fields: business administration (bachelor's and master's degrees), interior design, fashion design, commercial art, fashion merchandising, and video production; a "Competitive Position" means any employment with any Competitor of the Company whereby Employee will use or is likely to use any Confidential Information (as that term is defined in Section
9), or whereby Employee has duties for such Competitor that are the same as or substantially similar to those actually performed by him pursuant to the terms hereof; and the "Restricted Territory" means the following geographical area: the States of California and Georgia. Employee acknowledges and agrees that he has been or will be working within the Restricted Territory as defined above or has had or will have material contact with actual or prospective students, alumni, student referral sources, student out-placement sources, educators, vendors and other parties having business dealings with the Company located within such areas. The parties agree to review the geographical area included within the Restricted Territory from time to time at either party's request in order that the Restricted Territory may be reformed so that its coverage upon Employee's termination will extend only to the geographical area in which

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the Employee is working at such time, including any area where any operations performed, supervised or assisted in by the Employee are conducted and any area where actual or prospective students, alumni, student referral sources, student out-placement sources, educators, vendors and other parties having business dealings with the Company are present. Any reformation to be evidenced only by written amendment to this Agreement. Nothing contained in this Section 10 is intended to prevent Employee from investing in stock or other securities listed on a national securities exchange or actively traded on the over the counter market of any corporation engaged, wholly or partly, in the sale or custom engineered products; provided, however, that neither the Employee nor his wife or children shall directly or indirectly, hold more than a total of five percent (5%) of all issued and outstanding stock or other securities of any such corporation.

                (b) The covenant contained in this Section 10 shall survive the termination of Employee's employment with the Company for any reason for a period of eighteen (18) months; provided, however, that if the Employee is terminated Without Cause, the covenant contained in this Section 10 shall survive until the earlier of (i) the eighteenth (18th) monthly anniversary of the date of termination of the Employee's employment, or (ii) the date scheduled for the final payment of post-employment compensation owing under Section 6(b) (without regard to any premature termination of the post-employment compensation resulting from Employee's breach of any post-employment covenants).

        11.     Non-Solicitation of Employees.

                Employee agrees that he will, for so long as he is employed hereunder and for a period of twenty four (24) months after termination of his employment, refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any other employee of the Company who is employed by the Company or any successor or affiliate of the Company.

        12.     Tolling of Period of Restraint.

                Employee hereby expressly acknowledges and agrees that in the event the enforceability of any of the terms of this Agreement shall be challenged in court or pursuant to arbitration and Employee is not enjoined from breaching any of the restraints set forth in Sections 9 through 11, then if a court of competent jurisdiction or arbitration panel finds that the challenged restraint is enforceable, the time period of the restraint shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of the restraint until the dispute is finally resolved and all periods of appeal have expired.

        13.     Acknowledgments.

                Employee hereby acknowledges and agrees that the restrictions contained in Sections 9 through 11 are fair and reasonable and necessary for the protection of the legitimate business interests of the Company. Employee acknowledges that in the event Employee's employment with the Company terminates for any reason, Employee will be able to earn a livelihood without violating the restrictions contained in Sections 9 through 11 and that Employee's ability to earn a livelihood without violating such restrictions is a material condition to Employee's employment and continued employment with the Company.

        14.     Rights to Materials.

                All records, files, memoranda, reports, price lists, student lists, lists of student out placement sources, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of the Company, which Employee shall use or prepare or come in contact with in the course of, or as a result of, his employment shall, as between the parties hereto, remain the sole property of the Company. Upon the termination of his employment or upon the prior demand of the Company, he shall immediately return all such materials and shall not thereafter cause removal thereof from the premises of the Company.

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        15.     Works Made for Hire.

                The Company and Employee acknowledge that in the course of Employee's employment by the Company, Employee may from time to time create for the Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, films, tapes or other copyrightable material, or portions thereof, and may be created within or without the Company's facilities and before, during or after normal business hours. All such works related to or useful in the business of the Company are specifically intended to be works made for hire and shall be the property of the Company, and Employee shall cooperate with the Company in the protection of the Company's copyrights therein and, to the extent deemed desirable by the Company, the registration of such copyrights.

        16.     Discoveries.

                Employee agrees that any inventions, discoveries or improvements that Employee may develop or conceive during the course of Employee's employment shall be the sole property of the Company. Employee agrees to promptly disclose to the Company in writing all such inventions, discoveries and improvements, whether directly or indirectly related to the business of the Company or whether made solely by the Employee or in conjunction with others. At the Company's request and expense, both during and after Employee's employment, Employee will promptly execute a specific assignment of title to the Company (or any specified member thereof) of each invention, discovery or improvement described in the preceding paragraph, and perform all other acts reasonably necessary to enable the Company to secure a patent therefor in the United States and in foreign countries and to maintain, defend and assert such patents. This obligation shall survive the termination or expiration of this Agreement.

        17.     Severability

                Except as noted below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement. The covenants set forth in this Agreement are to be reformed pursuant to Section 18 if held to be unreasonable or enforceable, in whole or in part, and, as written and as reformed, shall be deemed to be part of this Agreement.

        18.     Reformation.

                If any of the covenants or promises of this Agreement are determined by any court of law or equity, with jurisdiction over this matter, to be unreasonable or unenforceable, in whole or in part, as written, Employee hereby consents to and affirmatively requests that said court reform the covenant or promise so as to be reasonable and enforceable and that said court enforce the covenant or promise as so reformed.

        19.     Injunctive Relief.

                Employee understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in Sections 9, 10, 11, 14, 15 and 16, the Company will suffer irreparable injury for which there is no adequate remedy at law and the Company will therefore be entitled to injunctive relief enjoining said breach or threatened breach. Employee further acknowledges, however, that the Company shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.


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        20.     Assignment.

                The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and upon Employee and his heirs and personal representatives. The term "Company" as used in this Agreement shall be deemed to include the successors and assigns of the original or any subsequent entity constituting the Company as well as any and all divisions, subsidiaries, or affiliates thereof.

        21.     Waiver.

                The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.

        22.     Applicable Law and Mutual Submissions.

                This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Georgia.

        23.     Headings and Captions.

                The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

        24.     Notice.

                Any notice required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered in person or when deposited in the United States mail, first class postage prepaid.

        25.     Gender.

                All pronouns or any variations thereof contained in this Agreement refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

        26.     Right to Arbitration.

                Any controversy or claim arising out of or relating to Employee's employment by the Company, or the termination thereof, or this Agreement, or the breach thereof (including, without limitation, any claim that any provision of this Agreement or any obligation of Employee is illegal or otherwise unenforceable or voidable under law, ordinance or ruling or that Employee's employment by the Company was illegally terminated) shall be settled by arbitration at the office of the American Arbitration Association in Atlanta, Georgia, in accordance with the United States Arbitration Act (9 USC, ss. 1 et seq.) and the rules of the American Arbitration Association. Company and Employee each consents and submits to the personal jurisdiction and venue of the trial courts of Fulton County, Georgia, and also to the personal jurisdiction and venue of the United States District Court for the Northern District of Georgia for purposes of enforcing this provision. All awards of the arbitration shall be binding and non-appealable except as otherwise provided in the United States Arbitration Act. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall take place at a time noticed by the American Arbitration Association regardless of whether one of the parties fails or refuses to participate. The arbitrator shall have no authority to award punitive damages, but will otherwise have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The parties shall be entitled to engage in reasonable discovery, including a request for the production of relevant documents.

/s/ SB
Company's
Initials


/s/ PJM
Employee's
Initials

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


Depositions may be ordered by the arbitrator upon a showing of need. The foregoing provisions shall not preclude the Company from bringing an action in any court of competent jurisdiction for injunctive relief or a temporary restraining order as the Company may determine is necessary or appropriate.

        27.     Entire Agreement.

                This Agreement constitutes the entire agreement between the Company and Employee with respect to the subject matter of this Agreement and supersedes any prior agreements or understandings between the Company and Employee with respect to such subject matter. No amendment or waiver of this Agreement or any provision hereof shall be effective unless in writing signed by both of the parties.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, under seal, as of the day and year first above written.


                                         "COMPANY"

                                         AMERICAN-EUROPEAN CORPORATION

Attest: /s/ Douglas C. Chait             By:      /s/ S. Bostic
       ----------------------------         ----------------------------

Title:  Secretary                        Title:   Chairman
       ----------------------------            -------------------------


        [CORPORATE SEAL]                 "EMPLOYEE"


                                         /s/ Phillip Markert        (SEAL)
                                         ----------------------------
                                         PHILLIP MARKERT


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